RUBY TUESDAY, INC.
2015 EXECUTIVE INCENTIVE COMPENSATION PLAN

ARTICLE I.
INTRODUCTION

1.1.           Purpose. The purpose of this Plan is to enable Ruby Tuesday, Inc. (the “Company”) to recruit and retain highly qualified eligible executives, provide incentives to such individuals to attain the goals of the Company and its Affiliates (as defined below) and provide such executives with incentive compensation based on the performance of the Company consistent with the overall goal of enhancing shareholder value. The Plan is designed with the intent that the incentive awards paid hereunder to eligible participants be fully deductible without regard to the deductibility limitations provided under Section 162(m) of the Code (as defined below). This Plan is meant to supersede in its entirety the Ruby Tuesday, Inc. 2010 Executive Incentive Compensation Plan (the “Prior Plan”) effective as of the Company’s 2016 fiscal year; provided, however, that the adoption of this Plan shall not affect incentive compensation awards for the Company’s 2015 fiscal year previously established under the Prior Plan.

1.2.           Description. This Plan is the means by which the Committee (as defined below) shall determine incentive awards and implement awards for participating employees hereunder.

ARTICLE II.
DEFINITIONS

As used in this Plan, the following terms shall have the following meanings:

“Affiliate” means (a) an entity that directly or through one or more intermediaries is controlled by the Company, and (b) any entity in which the Company has a significant ownership interest, as determined by the Company.

“Average Base Compensation” means the average annual base salary paid to a Participant over a Performance Period, exclusive of bonus and other incentive compensation, commissions, fringe benefits, employee benefits, expense allowances (nonaccountable or otherwise) and other nonrecurring forms of remuneration.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Committee” means the Compensation Committee of the Board, which shall consist of two or more members of the Board of Directors of the Company, each of whom shall be an “outside director” within the meaning of Code Section 162(m); provided, however, that, if the

Compensation Committee of the Board is not comprised solely of members who are “outside directors”, the term “Committee” shall mean the subcommittee of the Compensation Committee established by the Compensation Committee and comprised of two or more members of the Compensation Committee, each of whom shall be an “outside director” within the meaning of Code Section 162(m).

“Eligible Employee” means each employee of the Company holding a position of Senior Vice President or above as indicated by its organizational chart.  No employees of an Affiliate shall be eligible for the Plan.

“Executive Compensation Clawback Policy” means the policy then maintained by the Company, as the same may be amended from time to time following its adoption by the Board, pursuant to which the Company may withhold and forfeit compensation otherwise payable or seek recovery of compensation previously paid, as the case may be, in situations involving accounting restatements where the amount of compensation to be paid was based, in whole or in  part, on erroneous financial data or in other circumstances as the Executive Compensation Clawback Policy may identify from time to time.

“Incentive Award” means an award payable with respect to a Performance Period determined in accordance with Article V hereof.

“Participant” means any Eligible Employee for the Performance Period(s) as to which he or she is eligible to receive an Incentive Award, as designated by the Committee.

“Performance Measures” means the measurable performance objectives, if any, established by the Committee for a Performance Period that are to be achieved with respect to an Incentive Award granted to a Participant under the Plan.  Performance Measures may be described in terms of (i) Company-wide objectives, (ii) objectives that are related to performance of the division, department or function within the Company or an Affiliate in which the Participant receiving the Incentive Award is employed or on which the Participant’s efforts have the most influence, (iii) performance solely in relation to objectives achieved during the Performance Period or as compared to past performance periods, and/or (iv) performance relative to the performance by a company or group of companies selected by the Committee with respect to one or more Performance Measures established by the Committee. The Performance Measure(s) established by the Committee under an objective formula for any Performance Period under the Plan will consist of one or more of the following criteria:

Cash flow	Retention of Company team members
Earnings before interest and taxes and	in general or in any specific category or
before depreciation and amortization	level of employment
(EBITDA)	Earnings before interest, depreciation
Earnings per share (EPS)	and amortization (EBIDA)
Net operating profit after taxes	Earnings before interest and taxes

(NOPAT)	(EBIT)
Return on net assets (RONA)	Earnings before interest, taxes,
Return on assets (ROA)	depreciation, amortization and rent
Return on equity (ROE)	(EBITDAR)
Return on invested capital (ROIC)	Company, franchise or system
Company, franchise or system same	restaurant growth in number of new
restaurant sales (SRS)	restaurants
Company, franchise or system traffic	Average restaurant volume growth
growth (Guest Count Growth)	Fixed charge coverage ratio
Market share or related strength of	Sales and earnings performance
brand measures related to consumer	Total shareholder return
perception, including but not limited	General and administrative costs (as a
to brand relevance and guest	percentage of net sales or flat dollar
satisfaction, in each case based on	amount)
objective data such as guest or market	Consolidated net income
surveys	Management of capital or operating
Economic Value Added (dollar spread	expenditures
between return on capital and cost of	Appreciation of stock price
capital) (EVA)	Market value added (Company market
Gross revenues	value less total capital employed)
Operating income	Debt levels, either alone or as a
Operating cash flow	percentage of any other Performance
Revenue, less cost of merchandise,	Measure
payroll and related costs and other
restaurant operating costs (Gross
profit)

If the Committee determines that, as a result of a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which the Company conducts its business, or any other events or circumstances, including, but not limited to a change in applicable law, the Performance Measures are no longer suitable, the Committee may in its discretion modify such Performance Measures or the related minimum acceptable level of achievement, in whole or in part, with respect to a period as the Committee deems appropriate and equitable.  In such case, the Committee shall consider whether any modification of the Performance Measures or minimum acceptable level of achievement would cause the exemption under Code Section 162(m) to become unavailable.

“Performance Period” means, with respect to an Incentive Award, a period of time within which the Performance Measure(s) relating to such Incentive Award are to be measured. The Performance Period, if any, will be established by the Committee pursuant to Section 5.1 at the time the Incentive Award is granted.

“Plan” means the Ruby Tuesday, Inc. 2015 Executive Incentive Compensation Plan, as in effect and as amended from time to time.

ARTICLE III.
ADMINISTRATION

The administration and operation of the Plan shall be supervised by the Committee with respect to all matters. The Committee may delegate responsibility for the day-to-day administration and operation of the Plan to such employees of the Company as it shall designate from time-to-time. The Committee shall interpret and construe any and all provisions of the Plan and any determination made by the Committee under the Plan shall be final and conclusive. Neither the Board nor the Committee, nor any member of the Board, nor any employee of the Company shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan (other than acts of willful misconduct) and the members of the Board and the Committee and the employees of the Company shall be entitled to indemnification and reimbursement by the Company to the maximum extent permitted at law in respect of any claim, loss, damage or expense (including counsel’s fees) arising from their acts, omissions and conduct in their official capacity with respect to the Plan. The Plan shall be interpreted in view of the intention that any grant of compensation pursuant to the Plan is intended to qualify as performance-based compensation within the meaning of Code Section 162(m) and the regulations and interpretations promulgated thereunder.

ARTICLE IV.
PARTICIPATION

4.1           Eligibility for Participation.  The Committee shall designate those Eligible Employees who are to be Participant(s) for a Performance Period within ninety (90) days of the first day of the Performance Period. A Participant may be eligible to receive awards under the Plan for one or more Performance Periods, as determined by the Committee.

4.2           Conditions to and Limitations upon Participation.  An Eligible Employee’s acceptance of the designation as a Participant for any and each Performance Period and his or her acceptance of the payment of any Incentive Award is conditioned upon the Participant’s compliance with the terms of the Executive Compensation Clawback Policy.  The Committee may require a Participant to affirmatively acknowledge and agree to the application of the Executive Compensation Clawback Policy in connection with his or her participation in the Plan upon his or her initial designation as a Participant, at the commencement of any or each Performance Period and/or prior to the payment of any or each Incentive Award; however, any such affirmative acknowledgement and agreement is intended to supplemental the Company’s ability to enforce the Executive Compensation Clawback Policy and the absence of any such affirmative acknowledgement and consent shall not diminish the Company’s ability to enforce the terms of the Executive Compensation Clawback Policy as an express condition to participate in, and receive benefits under, the Plan.

ARTICLE V.
INCENTIVE AWARD

5.1.           Establishment of Performance Period and Performance Measures. From time to time while the Plan is maintained by the Company, the Committee may establish Performance Period(s) for one or more Participants. Within ninety (90) days of the first day of a Performance Period, but in any event prior to the expiration of twenty-five percent (25%) of the applicable Performance Period, the Committee shall establish the Performance Measure(s) for the payment of Incentive Awards under the Plan. At the time any Performance Measures are established, the outcome as to whether the Performance Measures will be met must be substantially uncertain. The Performance Period(s), Performance Measure(s) and other terms of the Incentive Awards contemplated under this Article V shall be set forth in writing in such detail so that a third party having knowledge of the relevant Performance Period(s), Performance Measure(s) and performance results could calculate whether the Performance Measure(s) have been met and the amount of the Incentive Award to be paid to each Participant.

5.2.           Incentive Awards. The Committee may establish either flat dollar amount(s) or percentage(s) of each Participant’s Average Base Compensation to be paid as an Incentive Award under this Article V upon the attainment of one or more of the Performance Measures for a Performance Period. After establishing the dollar amount of an Incentive Award or the percentages of Average Base Compensation to be paid as an Incentive Award under this Article V for each Participant, the Committee may reduce, but not increase, by up to twenty-five percent (25%) of the amount of the Incentive Award which would have otherwise been payable to the Participant based upon the Committee’s determination of the performance of such Participant for the Performance Period in other quantitative and qualitative goals established by the Committee from time to time. In no event shall the amount of the Incentive Award payable to any Participant attributable to a Performance Period exceed $5,000,000 if the Performance Period consists of twelve (12) months or less or exceed $8,000,000 if the Performance Period consists of more than twelve (12) months.

5.3.           Determination of Achievement of Performance Measures. The Committee shall certify the level of achievement of the Performance Measure(s) as soon as practical after the end of the Performance Period for which the determination is being made.

5.4.           Payment of Incentive Awards.

(a)           As soon as practicable after the expiration of each Performance Period, but not later than two and one-half (2½) months thereafter, subject to the provisions of Section 2.2, each eligible Participant shall be entitled to receive payment of his or her Incentive Award, as determined in accordance with the terms of the Incentive Award and this Article V. For purposes of this Section 5.4(a), an “eligible” Participant shall include each Participant who has remained in the employ of the Company until the last day of the Performance Period and, at the discretion of the Committee, any Participant whose Incentive Award provides for a pro rata payment in the event the Participant ceases to be employed by the Company during the Performance Period.  Whether an Incentive Award provides for a pro rata payment in the event of any cessation of employment during a Performance Period shall be determined by the Committee in its sole discretion at the time the terms of an Incentive Award are established in accordance with Section 5.1. Any Incentive Award that provides for a pro rata payment in accordance with this Subsection (a) shall be prorated based on the number of days elapsed during such Performance Period prior to the date of the Participant’s cessation of employment divided by the total number of days in such Performance Period. Payment of Incentive Awards shall be made in a lump sum as soon as practicable after the last day of the Performance Period, but not prior to the Committee’s certification as to the level of the achievement of the Performance Measure(s), as contemplated by Section 5.4(c). Incentive Awards shall be paid in cash unless the Committee determines that all or a portion of the Incentive Award shall be made in shares of the Company’s common stock; provided, however, that any portion of an Incentive Award paid in shares of the Company’s common stock shall be funded under the Ruby Tuesday, Inc. Stock Incentive Plan or Ruby Tuesday, Inc. 1996 Stock Incentive Plan (or any successor plans), subject to any additional limitations therein, if any.

(b)           The Committee may, in its discretion, institute a program allowing Participants to defer the receipt of all or a portion of their Incentive Award otherwise payable under Subsection (a) of this Section 5.4 in accordance with and subject to the rules and regulations promulgated under Code Section 409A.

(c)           Before any Incentive Award is paid to any Participant or beneficiary of a Participant, the Committee shall certify in writing that the applicable Performance Measure(s) were in fact satisfied.

5.5.           Participants’ Rights Unsecured. The right of any Participant or beneficiary of a Participant to receive an Incentive Award under the Plan shall constitute an unsecured claim against the general assets of the Company.

5.6.           Withholding Taxes. The Company shall have the right to deduct from each Incentive Award payment any federal, state and local taxes required by the laws of such jurisdictions to be withheld with respect to such payment.

5.7.           Limitation on Other Incentive Awards. A Participant may have one or more Performance Periods for which he or she is designated as an eligible Participant by the Committee, which Performance Periods may overlap. A Participant shall not be eligible to participate in any other similar performance-based compensation programs maintained by the Company during any Performance Period for which the Participant is designated as an eligible Participant by the Committee other than as contemplated in. Plan Section 5.4(a) and except that such Participant may receive equity awards under any shareholder approved equity incentive plan maintained by the Company that complies with Code Section 162(m);

provided, however, that no grant of such equity awards shall be made contingent upon the failure of the Participant to attain the Performance Measures pursuant to this Plan.  Nothing in this Section 5.7 or any other provision of the Plan shall preclude the payment by the Company of discretionary bonuses to eligible Participants; provided, however, that, as a preliminary matter, the Committee shall reasonably conclude that the payment of any discretionary bonus shall not cause the payment of any Incentive Award under this Plan to fail to qualify as performance-based compensation within the meaning of Code Section 162(m).

ARTICLE VI.
GENERAL PROVISIONS

6.1.           Adjustment of Performance Measures. The Committee may amend or adjust the Performance Measures or other terms and conditions of an outstanding Incentive Award in recognition of unusual or nonrecurring events of a material nature affecting the Company or its financial statements or changes in law or accounting or any other criteria as may be permissible in accordance with Code Section 162(m) requirements.  In making any such adjustment, the Committee shall consider whether it would cause any portion of the award, upon payment, to be nondeductible pursuant to Code Section 162(m).

6.2.           Amendment and Termination. The Committee may at any time amend, suspend, discontinue or terminate the Plan except to the extent that the terms of any Incentive Award provides otherwise and in no event will such amendment, suspension, discontinuance or termination without the consent of the holder of an Incentive Award adversely affect the rights of the Participant under such Incentive Award to the extent that the Incentive Award has been earned but not yet paid. In addition, any such amendment, suspension, discontinuance or termination shall require shareholder approval to the extent necessary to continue to qualify the payment or other settlement of Incentive Awards as performance-based compensation within the meaning of Code Section 162(m) or to the extent such shareholder approval would be required under the rules of the national securities exchange or Nasdaq quotation or market system on which the Company’s common stock is then traded. All determinations concerning the interpretation and application of this Section 6.2 shall be made by the Committee.

6.3.           Designation of Beneficiary. Each Participant may designate a beneficiary or beneficiaries (which beneficiary may be an entity other than a natural person) to receive any payments to be made following the Participant’s death or legal incapacity. Such designation may be changed or cancelled at any time without the consent of any such beneficiary. Any such designation, change or cancellation must be made on a form provided for that purpose by the Committee and shall not be effective until received by the Committee. If no beneficiary has been named, or the designated beneficiary or beneficiaries shall have predeceased the Participant, the beneficiary shall be the Participant’s spouse or, if no such spouse shall survive the Participant, the Participant’s estate. If a Participant designates more than one beneficiary, the rights of such beneficiaries shall be made in equal shares, unless the Participant has designated otherwise.

6.4.           Miscellaneous.

(a)           No Right of Continued Employment. Nothing in this Plan shall be construed as conferring upon any Participant any right to continue in the employment or other service of the Company or any of its subsidiaries or Affiliates or any of their successors.

(b)           Nonalienation of Benefits. Except as expressly provided herein, no Participant or his or her beneficiaries shall have the power or right to transfer, anticipate, or otherwise encumber the Participant’s interest under the Plan. The Company’s obligations under this Plan are not assignable or transferable except to a corporation that acquires all or substantially all of the assets of the Company or any corporation into which the Company may be merged or consolidated. The provisions of the Plan shall inure to the benefit of each Participant and his or her beneficiaries, heirs, executors, administrators or successors in interest.

(c)           Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

(d)           Shareholder Approval. The Plan shall be submitted to the shareholders of the Company for their approval before any payments of compensation are made to any Participant. If such approval is not obtained, the Plan shall be deemed null and void and no compensation shall be payable to Participants under the Plan.

(e)           Governing Law. The Plan shall be construed in accordance with and governed by the laws of the State of Georgia, without reference to the principles of conflict of laws.

(f)           Effective Date. The Plan shall be effective as of the first day of the Company’s 2016 fiscal year; subject to the shareholder approval requirement in Section 6.4(d) above.  If shareholder approval is not obtained at the 2015 annual meeting of shareholders, the adoption of the Plan, as amended and restated, shall be null and void.

(g)           Headings. Headings are inserted in this Plan for convenience of reference only and are to be ignored in a construction of the provisions of the Plan.

(h)           Term of Plan. The Plan shall continue in effect until terminated by the Board; provided, however, that the Plan shall terminate automatically if it is not reapproved by the Company’s shareholders by the first annual meeting of shareholders that occurs in the fifth year following the year in which shareholders originally approve the Plan pursuant to Section 6.4(d) (the “Reapproval Date”). If such reapproval by shareholders is not obtained, then the Plan shall terminate following the close of the last Performance Period commencing immediately prior to the Reapproval Date.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed as of the 8 day of April, 2015.

RUBY TUESDAY, INC.

By:           /s/ James J. Buettgen
Name:       James J. Buettgen
Title:        Chairman, President & Chief Executive Officer

ATTEST:

 /s/ Rhonda Parrish

Secretary

[Corporate Seal]